UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 22, 2022

TESSCO Technologies Incorporated

(Exact name of the Company as specified in its charter)

Delaware	001-33938	52-0729657
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

11126 McCormick Road, Hunt Valley, Maryland 21031

(Address of principal executive offices) (Zip Code)

(410) 229-1000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	TESS	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Douglas Rein Retirement Transition

On March 22, 2022, TESSCO Technologies Incorporated (the “Company”) countersigned a letter dated as of March 15, 2022, from Douglas Rein, Senior Vice President, Performance Systems and Operations (the “Letter Agreement”) establishing mutually agreed terms that will allow Mr. Rein, who has served the Company for over 22 years, to transition out of his current position, remain available to train or transition his responsibilities to a successor, assist the Board and CEO in connection with various corporate initiatives, and then retire on March 26, 2023. Mr. Rein and the Company are also parties to an existing Severance and Restricted Covenant Agreement dated February 2, 2009 (the “Existing Agreement”), which remains in effect, subject to and as modified by the terms of the Letter Agreement.

As provided for under the terms of the Letter Agreement, Mr. Rein will remain an “at will” employee of the Company until March 26, 2023, but will cease to continue to serve in his capacity as Senior Vice President, Performance Systems and Operations, or in any other officer positions with the Company, on March 26, 2022. Effective March 27, 2022, Mr. Rein’s salary will be adjusted to 75% of his current salary, and until September 30, 2022, Mr. Rein will continue to serve in an executive capacity, devoting approximately 75% of his time to Company matters, and initially be responsible for transition of his duties to the person(s) selected by the Board (and who will report to the CEO) as his replacement, and to the extent from time to time specified by the Board or the CEO, as an advisor to the Company. Beginning October 1, 2022, Mr. Rein’s salary will be adjusted to 50% of his current salary and he will thereafter continue to serve as an executive and advisor, devoting approximately 50% of his time to Company matters, largely by remote means. He will continue to be entitled to health and similar benefits so long as he remains employed and provision is made for extended health benefits until December 2023 and under certain circumstances, subsequent COBRA continuation benefits.

The Letter Agreement provides for the relinquishment by Mr. Rein of all cash bonus opportunities for fiscal 2022, and upon commencement of his transition period on March 27, 2022, the relinquishment of all rights to any future severance payments that might otherwise become due under the Existing Agreement. In lieu thereof, the Company has agreed under the Letter Agreement that, in the event of termination of Mr. Rein by the Company without Cause or by Mr. Rein for Good Reason (as such terms are defined or redefined in the Letter Agreement), the payments that might have otherwise been earned by Mr. Rein under the Letter Agreement, had he remain employed through March 26, 2023, will be paid, notwithstanding. The Letter Agreement further provides for the grant to Mr. Rein of a restricted stock award for that number of shares of Company Common Stock having a value of $150,000 as of the date of acceptance of the Letter Agreement by the Company. Those restricted shares, issued pursuant to a Restricted Stock Award Agreement, provide for vesting on the one year anniversary of the grant date, subject to his continued employment or possible acceleration under specified terms. Options and PSUs currently held will continue to be held and vest over his remaining employment term in accordance with the applicable provisions. For fiscal 2023, Mr. Rein will again be entitled to participate in the Company’s cash bonus programs for senior executives, but on a reduced basis commensurate with his reduced schedule. Mr. Rein’s non-compete, confidentiality and other obligations under the Existing Agreement will remain in effect following termination of his employment, as per the terms of the Existing Agreement.

The foregoing discussion does not purport to be complete and is qualified in its entirety by the full text of the Letter Agreement, Existing Agreement and Restricted Stock Agreement. The Letter Agreement and Restricted Stock Award Agreement are attached hereto as Exhibits 10.1 and 10.2, respectively, and incorporated herein by reference. The Existing Agreement is attached as Exhibit 10.1.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended March 29, 2009, as filed with the Securities and Exchange Commission, and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)     Exhibits.

The following documents are herewith filed as an exhibit to this report:

Exhibit No.	Description

10.1	Letter Agreement, dated as of March 22, 2022, by and between the Company and Douglas Rein

10.2	Form of Restricted Stock Award Agreement to Douglas Rein, as Grantee

104	104 The cover page of this Current Report on Form 8-K, formatted in Inline XBRL

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TESSCO Technologies Incorporated

By:	/s/ Aric M. Spitulnik
Aric M. Spitulnik
Chief Financial Officer and Senior Vice President

Dated: March 28, 2022

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